Exhibit 5.1

October 23, 2009

Warren Resources, Inc.

1114 Avenue of the Americas, 34th Floor

New York, New York 10036

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Warren Resources, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated October 23, 2009 (the “Prospectus Supplement”), to the prospectus, dated September 28, 2009 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), included as part of the Registration Statement (File No. 333-158125) on Form S-3 (the “Registration Statement”) filed by the Corporation under the Securities Act.  The Prospectus relates to the offering by the Corporation of up to 11,650,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation.  The shares will be sold pursuant to an Underwriting Agreement, dated October 23, 2009 (the “Underwriting Agreement”), between the Corporation and  BMO Capital Markets Corp. and RBC Capital Markets Corporation, acting as representatives of the underwriters.

We have examined such documents and records as we deemed appropriate, including the following:

(i)                                     The Registrant’s Articles of Incorporation, as amended.

(ii)                                  The Registrant’s Bylaws.

(iii)                               Resolutions duly adopted by the Board of Directors of the Registrant authorizing the Common Stock offering.

(iv)                              The Registration Statement and exhibits thereto.

(v)                                 The Base Prospectus.

(vi)                              The Prospectus Supplement.

(vii)                           The Underwriting Agreement.

In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

The shares, when issued and delivered by the Corporation against payment therefore in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the State of Maryland.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein.

Very truly yours,

/s/ Patton Boggs LLP